Exhibit 99.1

Company Contact: Joe McGuire,

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports

Record Sales Year

Keystone Heights, FL – March 16, 2004 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today reported results for the year ended December 31, 2003 and the fourth quarter 2003. Total revenues for the year ended December 31, 2003 were $5.52 million, compared with $4.88 million (+13.1%) for the year ended December 31, 2002. Total revenues for the fourth quarter of 2003 were $1.45 million, compared with $1.28 million (+12.6%) for the fourth quarter of 2002 and $1.38 million (+4.8%) in the third quarter of 2003.

The net loss for the year was $842,116, or diluted EPS ($0.14), compared with a net loss of $966,760, or diluted EPS ($0.17), for the same period in 2002. The net income for the fourth quarter of 2003 was $47,503, or diluted EPS $0.01, compared with net income of $66,944 or diluted EPS $0.01, in the fourth quarter of 2002 and a net loss of $220,496 or diluted EPS ($0.04), in the third quarter of 2003. The fourth quarter profit of $47,503 included a positive net adjustment of approximately $130,527 for inventory and a negative net adjustment of approximately $35,811 for bill and hold transactions not shipped.

SUMMARY AND OUTLOOK

Joe McGuire, Chief Financial Officer commented, “2003 was an important transition year for American Access. We participated in the revival of economic activity by increasing sales in 2003 by 13.1% over sales in 2002. Our formed metal products division increased its sales 27.2% in 2003 while our zone cabling segment saw a decrease of sales for the year of 7.0%. Our reduction in zone cabling product sales is partially due to the initiation of our alliance with Chatsworth Products, Inc. on May 9, 2003. Since our agreement with CPI provides for their undertaking the major marketing and sales efforts for the zone cabling products through their extensive sales and marketing organization, it also provides for American Access to sell products to CPI at a reduced sales price to reflect those increased responsibilities. This resulted in reduced total sales particularly in the last six months of 2003. We work with CPI’s sales and marketing organization to assist them in training their sales force to present the benefits of our products to potential customers. We anticipate that the CPI sales organization will produce increased sales in 2004 as they become more proficient at presenting the advantages of zone cabling over traditional home run wiring. Our zone cabling products are also sold on a private label basis to OEM customers who supply entire systems to end-users and system integrators. We continue to work directly with OEM customers to assure our zone cabling products meet their requirements.”

“We also reduced our net loss in 2003 by $124,644 over 2002. This is a result of increasing sales and more effective production. Not only did we retain key production employees, we also invested in new equipment to increase productivity and lower production costs while at the same time maintaining the high quality standards our customers expect. In the third quarter of 2003 we began the process to achieve ISO 9000 certification. ISO 9000 is an international quality standard that recognizes a company’s capability for production of high quality products.”

“Our balance sheet also improved in 2003. We remain debt-free while increasing our cash position through sale of stock to CPI for $250,000 and to an institutional investor for $370,000. We also received $128,000 in early 2004 from the exercise of outstanding stock options.”

“Looking ahead, we anticipate that our sales results will continue to reflect economic trends in our industry groups and benefit from improvements in CPI’s sales and marketing activities as well as our OEM channel. We also anticipate that zone cabling will continue to benefit from the move towards the open office environment and advances in telecommunications technologies and network economics will increase zone cabling in both existing and new construction.”

For further detailed information, please read the Company’s Audited Annual Report (10K-SB) which will be filed with the Securities and Exchange Commission later this week.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government contractors.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s future operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.